Exhibit 99.1

Jamba, Inc. Receives Nasdaq Audit Committee Deficiency Notification and Compliance Letter; Changes Audit Committee Composition

Company Now in Compliance

Emeryville, CA – April 28, 2009 — Jamba, Inc. (NASDAQ:JMBA; NASDAQ:JMBAU; NASDAQ:JMBAW) announced today that the company received a letter on April 28, 2009 from the Nasdaq Stock Market indicating that the company had previously not been in compliance with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 5605(c)(2) (the “Rule”) related to independence of members of the audit committee. Nasdaq’s position was that because Steven R. Berrard, a former member of the audit committee, had served as the company’s Interim Chief Executive Officer for an approximately four-month period starting in August 2008, Mr. Berrard was not independent as required by the Rule since his signing of required Sarbanes Oxley certifications for the Company’s Form 10-Q filings during such period was viewed by Nasdaq as having participated in the preparation of the Company’s financial statements.

On April 27, 2009, Mr. Berrard resigned from the audit committee. On that same day, the Board of Directors of the company determined that Richard L. Federico satisfied the criteria of independence for purposes of the Rule and appointed Mr. Federico to the audit committee. Mr. Federico has served on the company’s board of directors since November 2006 and previously served on the audit committee. Mr. Berrard will continue to serve as Chairman of the Board and a member of the company’s board of directors.

In light of the actions taken by the company, Nasdaq’s letter stated that the company is now in compliance with the Rule and that Nasdaq now considers the matter to be closed.

About Jamba, Inc.

Jamba, Inc. (NASDAQ:JMBA) (NASDAQ:JMBAU) (NASDAQ:JMBAW) is a holding company and through its wholly-owned subsidiary, Jamba Juice Company, owns and franchises JAMBA JUICE® stores. JAMBA JUICE is the leading blender of fruit and other naturally healthy ingredients. Founded in 1990, Jamba strives to inspire and simplify healthy living for its customers and employees. As of February 20, 2009, JAMBA JUICE had 733 stores, of which 510 were company-owned and operated. For the nearest location or a complete menu including our new oatmeal made with organic, steel cut oats and served with fruit and brown sugar crumble, visit the JAMBA JUICE website at www.jamba.com or call 1-866-4R-FRUIT.

CONTACT

Don Duffy

203.682.8200

investors@jambajuice.com